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Exhibit 99

Admiralty Bancorp, Inc. Announces 3rd Quarter 2001 Earnings

PALM BEACH GARDENS, FLORIDA, October 11, 2001 ... Admiralty Bancorp, Inc., (NASDAQ NM: AAAB) parent company of Admiralty Bank announced today its results for the third quarter of 2001. Admiralty Bancorp reported a third quarter net profit of $463,000, or $0.09 per share, and a year-to-date profit of $934,000, or $0.21 per share. This compares to a profit of $118,000, or $0.04 per share, and $556,000, or $0.20 per share in the respective periods one year ago. For the third quarter of 2001, the Company's total interest income increased 82% over the third quarter of 2000, to $8,123,000 from $4,462,000. This growth in interest income reflects the increase in the Company's assets as the management team continues to focus on quality internal growth. The Company's interest expense increased 77% over the third quarter of 2000, to $3,960,000 in 2001 from $2,242,000 in 2000. This increase is attributable to growth in the deposit portfolio, as demonstrated in the table below, and to a change in the mix of the deposit base as the Company utilized additional time deposits to fund the continued dramatic loan growth. Over the past nine months the Company has opened four new branches to attract additional low cost core deposits. The average balance of non-interest bearing demand deposits increased $19,731,000 in the third quarter of 2001 as compared to the same period in 2000.

The financial condition of the Company over the past twelve months has continued to grow as indicated by the following figures:

                                                                                 09/30/00                   09/30/01
                                                                                 --------                   --------
          Total Shareholders' Equity                                           $   20,213,000            $   42,992,000
          Total Shares Outstanding*                                                 2,842,452                 5,029,142
          Book Value per Share                                                 $         7.11            $         8.55
          Tangible Book Value per Share **                                     $         5.82            $         7.85
          Net Income (nine months)                                             $      556,000            $      934,000
          Earnings per Share (nine months)                                     $         0.20            $         0.21
          Total Loans                                                          $163.3 million            $361.7 million
          Total Deposits                                                       $185.1 million            $434.2 million
          Total Assets                                                         $220.0 million            $485.9 million
          Branches                                                                          5                        10
          Stock Price (September month end closing price)                      $         8.75            $        17.25

      * The Sept. 30, 2000 shares assumes the conversion of 320,500 Class A shares into 361,870 Class B shares.
          At Sept. 30, 2001 all shares outstanding are Class B shares.

     ** Tangible book value per share is total shareholders' equity less the sum of goodwill, loan servicing assets and lease acquisition costs, divided by total shares outstanding.

The Company continues to demonstrate the ability to achieve rapid growth and simultaneously produce a profit. The Company generated pre-tax income of $774,000 and $1,594,000 in the three and nine months ended September 30, 2001, respectively. The $774,000 pre-tax income for the quarter is net of $267,000 in depreciation and amortization expenses and a $526,000 provision to the allowance for loan losses compared to a provision of $370,000 in the third quarter of 2000. The $1,594,000 pre-tax income for the nine-month period is net of $694,000 in depreciation and amortization expenses and a $1,629,000 provision to the allowance for loan losses compared to a provision of $813,000 in the comparable period of 2000. The additional provision this period was necessary to support the Company's strong loan demand. Loan demand has come primarily from our long-standing loyal
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customer base. The ratio of non-accrual loans to total loans was 0.14% at
September 30, 2001 compared to 0.11% at September 30, 2000 and the ratio of non-performing assets to total assets was 0.10% at September 30, 2001 and 0.11% at September 30, 2000.

Mr. Kevin Sacket, Treasurer of Admiralty Bancorp, Inc. stated, "The Company has continued to experience dramatic growth through the third quarter of 2001 and we expect to continue this growth in the fourth quarter. By the end of the fourth quarter we expect to have fully invested our new capital after which the Company's emphasis will shift from high growth to earnings. We look forward to increasing our penetration in the markets served by our ten branches and cultivating even closer relationships with our customers. We look forward to reporting our future profitability results as we optimize all our resources."

Mr. Ward Kellogg, President and CEO of the Company, said, "It is with great pride that we announce our third quarter 2001 results. We have continued to demonstrate our ability to produce high quality internal growth. In addition, although we increased our outstanding shares through increased capital, we have also increased our earnings per share period to period. We continue to be highly motivated by the unwavering faith of our shareholders and the intense loyalty of our wonderful customers."

Admiralty Bancorp, Inc. is the parent company of Admiralty Bank. Admiralty Bank is a Florida chartered commercial bank operating through its main office in Palm Beach Gardens, Florida and nine branch offices located in Altamonte Springs, Boca Raton, Cocoa Beach, Fort Lauderdale, Juno Beach, Jupiter, Melbourne and Orlando (2), Florida. The Bank is a full service financial institution, catering to the needs of businesses, professionals, and private banking clients. According to the Dun and Bradstreet's Eight Annual Ranking of the Best Cities in the Nation for Entrepreneurship, Admiralty Bank has major offices in each of the top three cities in the south. Admiralty Bancorp, Inc. also owns an interest in Admiralty Insurance Services, LLC. Admiralty Insurance Services is a limited liability corporation providing a full range of insurance services to Admiralty Bank customers and the public.

"Safe Harbor" Statement under the private Securities Litigation Reform Act of 1995: Certain of these statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements, including the uncertainties inherent in the process of auditing and making end-of-year adjustments to a corporation's financial statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact: Admiralty Bancorp, Inc., Palm Beach Gardens
Kevin M. Sacket
561/624-4701